Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
FalconStor Software, Inc.:

We consent to the incorporation by reference in the registration statements (numbers 333-69834, 333-103925, 333-125126, 333-139032, and 333-145475) filed on Form S-8 and in the registration statement (number 333-69830) filed on Form S-3 of FalconStor Software, Inc. of our reports, dated March 11, 2009, with respect to the consolidated balance sheets of FalconStor Software, Inc. as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2008, and the effectiveness of internal control over financial reporting as of December 31, 2008, which reports appear in the December 31, 2008 annual report on Form 10-K of FalconStor Software, Inc.

   /s/  KPMG LLP

Melville, New York
March 11, 2009